EXHIBIT 3.2
CERTIFICATE OF FORMATION

OF

DIRECTV GROUP HOLDINGS, LLC

May 14, 2014

Pursuant to Section 18-201 of the Delaware Limited Liability Company Act, as amended from time to time:

1. The name of the limited liability company is DIRECTV Group Holdings, LLC.

2. The address of the registered office of DIRECTV Group Holdings, LLC in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate of formation as of the date first written above.

By	/s/ William L. Blackman
	Name:	William L. Blackman
	Title:	Authorized Person